Exhibit (4)(c)
New York Life Insurance and Annuity Corporation

Home Office [200 Continental Drive, Suite 306] [Newark, DE 19713]	Executive Office [51 Madison Ave] [New York, NY 10010]
POLICY DATA PAGE

ANNUITANT POLICY NUMBER POLICY DATE OWNER	— — — —	[JOHN DOE] [00 000 000] [January 1, 2012] [THE ANNUITANT]	AGE: [55] AGE: [55]	[MALE] [MALE]

PLAN	—	[NON-QUALIFIED]

INITIAL PREMIUM PAYMENT: [$10,000]
Minimum Additional Premium Payment:	$	[500.00]
Maximum Aggregate Premium Payments:	$	[3,000,000]
PREMIUM PAYMENT DATE:     [January 1, 2012]
VARIABLE ACCOUNT INFORMATION
VARIABLE ACCOUNT ANNUITY COMMENCEMENT DATE:      [January 1, 2047]
DOLLAR COST AVERAGING (DCA) ADVANTAGE ACCOUNT AVAILABLE:
[6-Month DCA Advantage Account]
DCA ADVANTAGE ACCOUNT GUARANTEED MINIMUM INTEREST RATE:
[1.00%] (Annual Effective Rate)
SEPARATE ACCOUNT: NYLIAC Variable Annuity Separate Account III The Separate Account consists of Investment Divisions that are the variable investment options used to calculate the Variable Accumulation Value of this Policy.
SEPARATE ACCOUNT MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE COSTS CHARGE:
A charge, equal on an annual basis, to [1.35%] of the daily average Variable Accumulation Value.

ICC11-P105-I	SPECIMEN COPY	Page 1

POLICY DATA PAGE
(Page 2 Cont’d.)
NET INVESTMENT FACTOR:
The net investment factor for this Policy used to calculate the value of an Accumulation Unit in any Investment Division of [NYLIAC Variable Annuity Separate Account III] for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:
a)	is the sum of:
1)	the net asset value of a Fund share held in the Separate Account for that Investment Division determined at the end of the current Valuation Period; plus

2)	the per share amount of any dividend or capital gain distributions made by the Fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the Valuation Period; and
b)	is the net asset value of a Fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding Valuation Period; and

c)	is the daily Mortality and Expense Risk and Administrative Costs Charge, which is 1/365th‡ of the annual Mortality and Expense Risk and Administrative Costs Charge shown on the Policy Data Page.

‡ In a leap year this calculation is based on 366 days.
INVESTMENT DIVISIONS:

MainStay VP Balanced	MainStay VP Mid Cap Core
MainStay VP Bond	MainStay VP Moderate Allocation Port
MainStay VP Cash Management	MainStay VP Moderate Growth Allocation
MainStay VP Common Stock	MainStay VP PIMCO Real Return Portfolio
MainStay VP Conservative Allocation Port	MainStay VP S&P 500 Index
MainStay VP Convertible	MainStay VP T. Rowe Price Equity Income
MainStay VP DFA/DuPont Capital Emerging Mkts	MainStay VP US Small Cap
MainStay VP Eagle Small Cap Growth	MainStay VP Van Eck Global Hard Assets
MainStay VP Flexible Bond Opportunities	BlackRock Global Allocation V.I.
MainStay VP Floating Rate	Columbia VP Small Cap Value Fund Class 2
MainStay VP Government	Dreyfus IP Technology Growth
MainStay VP Growth Allocation Portfolio	Fidelity VIP Contrafund
MainStay VP Growth Equity	Fidelity VIP Equity —Income
MainStay VP High Yield Corporate Bond	Fidelity VIP Mid Cap
MainStay VP ICAP Select Equity Portfolio	Janus Aspen Worldwide Portfolio
MainStay VP Income Builder	MFS Investors Trust Series
MainStay VP International Equity	MFS Research Series
MainStay VP Janus Balanced Portfolio	Neuberger Berman AMT Mid-Cap Growth
MainStay VP Large Cap Growth	Royce Micro-Cap Inv
MainStay VP MFS Utilities Portfolio	Victory VIF Diversified Stock
[ALLOCATION ALTERNATIVES:
In addition to the option of creating a portfolio based on your selection of the Investment Divisions above, you also have the option of creating a portfolio based on the Asset Allocation Models developed by NYLIAC, as described below. If you elect to participate in one of the Asset Allocation Models, you can withdraw your participation at any time by submitting new allocation instructions. ]

ICC11-P105-I	SPECIMEN COPY	Page 2

POLICY DATA PAGE
(Page 2 Cont’d.)
ASSET ALLOCATION MODELS

Protection: Equity/Income Fund Balance 40/60	Balanced: Equity/Income Fund Balance 60/40
25% MainStay VP Flexible Bond Opportunities	25% MainStay VP Growth Allocation
25% BlackRock Global Allocation V.I	25% MainStay VP Flexible Bond Opportunities
20% MainStay VP Growth Allocation	20% BlackRock Global Allocation V.I
15% MainStay VP Conservative Allocation Port	10% Fidelity VIP Contrafund
10% MainStay VP High Yield Corporate Bond	10% MainStay VP International Equity
5% MainStay VP PIMCO Real Return Portfolio	10% MainStay VP Conservative Allocation Port

Growth: Equity/Income Fund Balance 80/20
35% MainStay VP Growth Allocation
25% Fidelity VIP Contrafund
20% MainStay VP Flexible Bond Opportunities
15% MainStay VP International Equity
5% MainStay VP DFA/Dupont Capital Emerging Mkts
INCOME BENEFIT RIDER INFORMATION
INCOME BENEFIT PAYMENT OPTION: Life With Cash Refund
INCOME BENEFIT PAYMENT COMMENCEMENT DATE: [January 1, 2022]
CHANGE OF INCOME BENEFIT PAYMENT COMMENCEMENT DATE:
Following the first Discretionary Income Benefit Purchase, the Income Benefit Payment Commencement Date may be changed as follows:
Earliest Accelerated Income Benefit Payment Commencement Date]: [13 months] from the Policy Date.

Latest Deferred Income Benefit Payment Commencement Date: [5 years] after the original Income Benefit Payment Commencement Date, or [Annuitant’s (oldest Joint Annuitant’s, if applicable) age [85]], whichever is earlier.
Adjusted Income Benefit Payments, resulting from a change to the Income Benefit Payment Commencement Date, will be determined based on the factors below:
Annuity Mortality Table: [Annuity 2000 Mortality Table]

Interest Rate: Moody’s Seasoned Baa Corporate Bond (DBAA) Yield. Adjusted Income Benefit Payments will be determined using the Moody’s rate in effect three (3) days† prior to the effective date of the change to the Income Benefit Payment Commencement Date.

† Any day NYLIAC is open for business.
Interest Rate Change Adjustment: If the Income Benefit Payment Commencement Date is accelerated, the interest rate adjustment will increase the Moody’s rate by [one and one-half percent] [1.50%]. If the Income Benefit Payment Commencement Date is deferred the interest rate adjustment will decrease the Moody’s rate by [one and one-half percent] [1.50%].

ICC11-P105-I	SPECIMEN COPY	Page 3

POLICY DATA PAGE
(Page 2 Cont’d.)
DISCRETIONARY INCOME BENEFIT PURCHASE:
Maximum Number of Discretionary Income Benefit Purchases in a Policy Year: [12]
Earliest available purchase: [The second Policy quarter]
Latest available purchase: [Twenty (20) days] preceding the Income Benefit Payment Commencement Date.
Cancellation Period: Within [ten (10) days] of receipt of the written purchase confirmation.
Income Benefit Purchase Rate: The income purchase rate in effect for a Discretionary Income Benefit Purchase at the time a purchase is processed.

The Income Benefit Purchase Rate will be the greatest of:
A = NYLIAC’s current Income Benefit Purchase Rate in effect at the time of purchase;

B = [0.9] multiplied by an Income Benefit Purchase Rate calculated based on the A2000 Mortality Table (no projection scale and no age setback) and 10-Year CMT Rate in effect three (3) days† prior to the effective date of the purchase; or

C = An Income Benefit Purchase Rate calculated based on the A2000 Mortality Table (no projection scale and no age setback) and one percent (1.0%).

† Any day NYLIAC is open for business.
MINIMUMS

Partial Withdrawal amount:	$	[500]
Accumulation Value after a Partial Withdrawal:		$2,000
Premium Payment amount allocated to an Investment Division:		$25
Transfer amount from an Investment Division:		$500
Transfer amount to an Investment Division:		$25
Balance that must be maintained in an Investment Division after a transfer:		$500
Automatic Asset Reallocation Option transfer amount:		No Minimum
Variable Accumulation Value required to elect the Automatic Asset Reallocation Option		$2,500
Premium Payment amount allocated to the DCA Advantage Account:		$5,000
Discretionary Income Benefit Purchase:	$	[500]

ICC11-P105-I	SPECIMEN COPY	Page 4

POLICY DATA PAGE
(Page 2 Cont’d.)
FEES AND CHARGES
INVESTMENT DIVISIONS TRANSFER CHARGE:
Maximum charge for each transfer made to or from an Investment Division after the first twelve (12) transfers during a Policy Year: $30
SURRENDER CHARGES:
     a) SURRENDER CHARGE SCHEDULE

PAYMENT YEAR	PERCENTAGE
1	8%
2	7%
3	6%
4	5%
5	4%
6	3%
7	2%
8+	0%
     b) ANNUAL SURRENDER CHARGE FREE AMOUNT(S)
Surrender Charges Are Applied as Follows:
The Surrender Charge will apply to that portion of the amount withdrawn or surrendered that exceeds the greatest of: (A) [10%] of the Accumulation Value as of the last Policy Anniversary ([10%] of the Premium Payment if the withdrawal is made in the first Policy Year), less any prior Partial Withdrawals, made during the current Policy Year, that were free of Surrender Charges; or (B) [10%] of the current Accumulation Value, at the time of the withdrawal, less any prior Partial Withdrawals, made during the current Policy Year, that were free of Surrender Charges; or (C) that portion of the current Accumulation Value, at the time of the withdrawal, that exceeds the Adjusted Death Benefit Premium Payment made to this Policy.
POLICY SERVICE CHARGE: The sum of [$30] may be deducted from the Variable Accumulation Value on each Policy Anniversary and on the date this Policy is surrendered. However, this fee will be waived: a) upon registration with eDelivery of all available materials that we would normally mail to you, or b) upon the Variable Account Annuity Commencement Date, or c) upon the Income Benefit Payment Commencement Date. The Policy Service Charge is deducted from the Variable Accumulation Value, pro-rata from each Investment Division, on each Policy Anniversary and on the date of surrender.
[RIDER(S) [AND ENDORSEMENT(S)]]:
[INCOME BENEFIT RIDER (included at no charge)]
Please see attached rider(s) to this policy for details
STATE INSURANCE DEPARTMENT PHONE NUMBER [XXX-XXX-XXXX]

ICC11-P105-I	SPECIMEN COPY	Page 5